Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED PROGRAM AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED PROGRAM AGREEMENT (this “Amendment”) dated as of June 25, 2007, by and among GENERAL ELECTRIC CAPITAL CORPORATION (“GE”), GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC. (“GECITS”), and IKON OFFICE SOLUTIONS, INC. (“IKON”).

BACKGROUND

A. GE, GECITS and IKON have executed and delivered that certain Amended and Restated Program Agreement dated as of April 1, 2006 (as amended by that certain First Amendment to Amended and Restated Program Agreement, dated October 11, 2006, by and between the parties hereto, the “Program Agreement”).

B. GE, GECITS and IKON desire to amend the terms and conditions of the Program Agreement, upon and subject to the terms and conditions of this Amendment.

C. All capitalized terms not otherwise defined herein will have the meanings set forth in the Program Agreement.

NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) Term. Section 11.1 of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“Term of Agreement. The Program shall have an initial term commencing on the Original Effective Date and ending on September 30, 2014, which term shall automatically renew at the end of such initial term for successive one (1) year renewal terms unless either IKON or GE provides the other with at least one (1) year’s prior written notice of its intent to terminate the Program at the end of the initial term or any such renewal term (the initial term, as it may be extended as provided above and/or terminated pursuant to Section 11.2, the “Term”).” GE’s right to terminate the Program pursuant to this Section 11.1 shall be subject to the terms of Section 11.4 hereof.”

(b) Base Origination Fee. (i) The definition “Base Origination Fee” set forth on Annex A of the Program Agreement is hereby amended and restated in its entirety to read as set forth below:

“Base Origination Fee” with respect to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing means an amount equal to the product of (a) the sum of (x) the Purchase Price of the Equipment (other than Non-Core Equipment) subject or related to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing plus (y) the purchase price required to be paid by GECITS to any third party supplier thereof in connection with the purchase of any Non-Core Equipment subject or related to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing, multiplied by (b) the percentage set forth in the column “Applicable Percentage” below opposite the relevant date of determination:

DATE OF DETERMINATION	APPLICABLE PERCENTAGE

Original Effective Date – September 30, 2007	3%

October 1, 2007 – September 30, 2008	7.68% minus any applicable OFR at such date

October 1, 2008 – September 30, 2009	7.46% minus any applicable OFR at such date

October 1, 2009 – September 30, 2010	7.0% minus any applicable OFR at such date

October 1, 2010 – September 30, 2011	6.7% minus any applicable OFR at such date

October 1, 2011 through the remainder of the Term	6.3% minus any applicable OFR at such date

; provided, however, that if the aggregate Funded Volume for the BOF Measurement Period with respect to any date of determination equals or exceeds $1.45 Billion, then the Base Origination Fee on such date of determination shall be 3.0% minus any applicable OFR at such date for the remainder of such BOF Measurement Period.

(ii) Definitions. The following definitions are hereby added into Annex A of the Program Agreement, in alphabetical order, to read in their entirety as follows:

“ “Actual Portfolio Delinquency” shall have the meaning set forth in Schedule 3 hereto.”

“ “BOF Measurement Period” shall mean, with respect to any date of determination, the period commencing on the immediately preceding October 1st (or, if such date of determination is October 1st, on such date of determination) and ending on the immediately following September 30th (or, if such date of determination is September 30th, on such date of determination).

“ “OFR” shall have the meaning set forth in Schedule 3 hereto.”

“ “OFR Cap” shall have the meaning set forth in Schedule 3 hereto.”

“ “Target Portfolio Delinquency” shall have the meaning set forth in Schedule 3 hereto.”

(iii) Covenants. A new Section 6.7 to the Program Agreement shall be added immediately after Section 6.6 thereof, to read in its entirety as follows:

“6.7 Other Agreements. The provisions of Section 1 of Schedule 4 are hereby incorporated by reference in their entirety.

(c) Volume Origination Fee. (i) The definition “Volume Origination Fee” set forth on Annex A of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“ “Volume Origination Fee” means (i) with respect to any Funded Volume for any period prior to October 1, 2007, an amount equal to the product of (x) 5.144% multiplied by (y) such Funded Volume and (ii) with respect to any Funded Volume for any period on or after October 1, 2007, $0.”

(ii) Section 10.1(b) of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“(b) GECITS shall pay to IKON, within ten (10) Business Days after the end of each calendar month occurring prior to October, 2007 (so long as such calendar month occurs during the Term), the difference of (i) the Volume Origination Fee for the cumulative Funded Volume (for the period from the Original Effective Date through the end of such month) minus (ii) the Volume Origination Fee theretofore paid by GECITS in respect of all prior months; provided that the cumulative Volume Origination Fee with respect to Funded Volume through the end of such calendar month shall in no event exceed the product of (x) $4,222,500 multiplied by (y) the number of months during the Term that have elapsed through the end of such calendar month.”

(iii) Section 10.1(c) of the Program Agreement is hereby deleted in its entirety.

(d) Loss Pool. (i) Section 10.6 of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“10.6. [INTENTIONALLY OMITTED].”

(ii) Section 10.7 of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“10.7. [INTENTIONALLY OMITTED].”

(iii) Section 2 of Schedule 1 of the Program Agreement is hereby deleted in its entirety.

(e) Loss Recovery Sharing. (i) Clause (c) of Section 1 of Schedule 1 of the Program Agreement is hereby amended by adding new clauses (iii) and (iv) at the end thereof to read as follows:

“(iii) Each of the parties hereto hereby acknowledges and agrees that from and after July 1, 2007, IKON shall no longer accrue any benefits or obligations in respect of any Loss Recovery Sharing Amounts pursuant to the provisions of clause (c) of Section 1 of Schedule 1. In furtherance of the foregoing, each party understands and agrees that solely for purposes of such clause, (A) for the Program Year ending on March 31, 2008, in determining the “Loss Recovery Sharing Amount” for any Program Year, (x) GE shall be deemed to have received $0 in Lease Payments pursuant to any Written-Off Financing Contract from and after July 1, 2007 and (y) GE shall be deemed to have actually received $0 in GE Defaulted Equipment Proceeds from and after July 1, 2007 and (B) for each Program Year after the Program Year ending March 31, 2008, the percentages in each of clauses (i) and (ii) above shall automatically, and without further action, be deleted and substituted with “0%”.

(iv) Each of the parties hereto herby acknowledge and agree that from and after July 1, 2007:

(A) subject to the following clause (B), all amounts received in respect of any Written-Off Financing Contracts shall be allocated utilizing the Allocation Policy and applied as follows:

(1) First, an amount equal to the aggregate Lease Payments (which, for the purposes hereof, shall also include Uplift Payments with respect to any Property Tax Inclusive Financing Contracts) and Program Stream Financing Payments then due in respect thereof shall be paid to or retained by GECITS,

(2) Second, (to the extent not otherwise applied pursuant to the foregoing) an amount equal to the aggregate net present value of all future Lease Payments and Program Stream Financing Payments not then due thereunder, discounted at a rate per annum equal to 6%, shall be paid to or retained by GECITS,

(3) Third, (to the extent not otherwise applied pursuant to the foregoing) an amount equal to the aggregate Base Equipment Service Payments and the CPC Payments then due in respect thereof shall be paid to IKON,

(4) Fourth, (to the extent not otherwise applied pursuant to the foregoing) an amount equal to the aggregate Uplift Payments then due in respect thereof shall be shared by IKON or GECITS in proportion to the property tax obligations borne by each of them with respect to such Written-Off Financing Contract; provided that Uplift Payments with respect to any Property Tax Inclusive Financing Contracts shall be applied in accordance witch clause (1) above,

(5) Fifth, (to the extent not otherwise applied pursuant to the foregoing) an amount equal to the aggregate Late Charges then due in respect thereof shall be paid to or retained by GECITS,

(6) Sixth, (to the extent not otherwise applied pursuant to the foregoing) an amount equal to the Service Profit Element with respect thereto shall be paid to IKON, and

(7) Seventh, all remaining payments not otherwise applied pursuant to clauses (1) through (6) above shall be applied in accordance with the Application Methodology and paid to the party entitled thereto, as determined pursuant to the provisions of Section 5.3 of the Program Agreement, and

(B) in connection with the settlement or compromise of one or more Program Financing Contracts for a single customer account, all such Program Financing Contracts shall be deemed to be a single Program Financing Contract for purposes of applying (x) this clause (c) of Section 1 of Schedule 1 to the Program Agreement and (y) the Application Methodology, in each case, in respect of payments received in connection with such settlement or compromise.”

(ii) A new paragraph is hereby added at the end of clause (c) of Section 1 of Schedule 1 to the Program Agreement (and immediately before clause (d) thereof) to read in its entirety as follows:

“For purposes of application of payments pursuant to this clause (c) (and without double counting any expenses), all Lease Payments actually received by GE or GECITS in respect of Written-Off Financing Contracts during any Program Year shall be reduced by the amount of all third party expenses actually incurred in connection with the collection of such amounts, and by the aggregate compensation, benefits and other employment costs incurred by GE or GECITS (or their Affiliates) during such Program Year in respect of the IFS loss recovery team.”

(iii) The definition “Bundled Financing Contract” set forth on Annex A of the Program Agreement is hereby amended and restated in its entirety to read as follows:

“ “Bundled Financing Contract” means (i) each Program Financing Contract or Federal Financing Contract in respect of which, in accordance with the Allocation Policy, the Minimum Periodic Payment thereunder is allocable, in part, to the lease or rental of the related Equipment and, in part, to the Equipment Service Obligations of IKON in respect of such Equipment, (ii) each Program Facilities Management Agreement, (iii) each Program Equipment Management Agreement, and (iv) solely for purposes of applying the definition of Written Off Financing Contracts in connection with the provisions of Section 1(c) of Schedule 1 hereto, each Program Financing Contract for which IKON requests that GECITS bill and collect both such Program Financing Contract and the related IKON Maintenance Agreement on a bundled basis with a single invoice (whether as a single payment or as multiple payments).”

(f) Residual Sharing. (i) Section 1(a) of Schedule 1 of the Program Agreement is hereby amended to add a new clause (iii) at the end thereof to read in its entirety as follows:

“(iii) Solely with respect to any quarter during the Term ending after June 30, 2007:

(A) Clause (C) of Section 1(a)(i) of Schedule 1 shall be deemed to be deleted in its entirety, and shall have no further force or effect.

(B) Clause (C) of Section 1(a)(ii) of Schedule 1 shall be deemed to be deleted in its entirety, and shall have no further force or effect.

(ii) Clause (B) of Section 1(a)(i) of Schedule 1 of the Program Agreement shall be amended and restated, effective as of July 1, 2007, to read as follows:

“(B) the positive difference (if any) of (1) an amount (if positive) equal to the product of (1) 50% times (2) such GE Residual Sharing Amount minus 10% of the applicable GE Residual Base Amount (the amount determined pursuant to this clause (B)(1), the “GE Tier 2 Sharing Amount” for such Program Year) minus (2) the GE Tier 2 Sharing Amount theretofore paid by GE in respect of such Program Year.”

(iii) Clause (B) of Section 1(a)(ii) of Schedule 1 of the Program Agreement shall be amended and restated, effective as of July 1, 2007, to read as follows:

“(B) the positive difference (if any) of (1) an amount (if positive) equal to the product of (1) 50% times (2) such IKON Residual Sharing Amount minus 10% of the applicable IKON Residual Base Amount (the amount determined pursuant to this clause (B)(1), the “IKON Tier 2 Sharing Amount” for such Program Year) minus (2) the IKON Tier 2 Sharing Amount theretofore paid by IKON in respect of such Program Year.”

(iv) Solely for purposes of Section 1 of Schedule 1 of the Program Agreement, the definition of “Written-Off Financing Contract” set forth in Annex A is hereby amended by (i) deleting the word “and” at the end of clause (c) thereof and substituting a “,” in its place and (ii) adding a new clause (e) thereof immediately after clause (d) and before the “.”, to read as follows:

“, and (e) solely for purposes of Section 1 of Schedule 1 hereof, (i) Program Financing Contract in respect of which any payment for periods occurring during the stated contractual term of such Program Financing Contract has been written off by GE for any reason prior to the end of the Term or (ii) Program FM Stream Financing Payment or Program EM Stream Financing Payment for periods occurring during the stated contractual term of the related Program Stream Financing Agreement that has been written off by GE for any reason prior to end of the Term”

(g) Separation Agreement. A new Section 11.4 is hereby added to the Program Agreement at the end of Article 11 thereof to read in its entirety as follows:

“11.4 Separation Agreement. The parties will diligently negotiate and use good faith efforts to reach definitive agreement on or before July 31, 2008, with respect the terms and conditions (“Separation Terms”) upon which the Program operations may be wound-down in the event that either party provides notice of non-renewal of the Term, including, without limitation, the applicable purchase price and terms upon which the Program portfolio, employees, systems and assets may be purchased and sold. In the event that the parties are unable to reach agreement on the Separation Terms on or before July 31, 2008, then notwithstanding anything in the Program Agreement to the contrary, GE’s right to deliver any one year’s notice of non-renewal of the Term to IKON pursuant to the provisions of Section 11.1 hereof shall be suspended until such time as GE and IKON have entered into a definitive written agreement on the Separation Terms; provided, however, that nothing contained herein or otherwise in the Program Agreement shall prohibit GE from providing to IKON a 24-month notice of non-renewal of the Term at any time on or after October 1, 2014, regardless of whether the parties have reached agreement on the Separation Terms.”

(h) Schedule 3. A new Schedule 3, in the form attached hereto as Schedule 3, is hereby added and incorporated into and made a part of the Program Agreement as Schedule 3 thereto.

(i) Schedule 4. A new Schedule 4, in the form attached hereto as Schedule 4, is hereby added and incorporated into and made a part of the Program Agreement as Schedule 4 thereto.

2. Waiver. Without limiting the amendments and provisions set forth above, each of the parties hereto hereby agree that (i) any renewal fee previously provided for in Section 11.1 of the Program Agreement with respect to any renewal of the initial term thereof is expressly waived, and (ii) unless otherwise expressly agreed in writing, no renewal fee shall be due or payable by GE or GECITS in connection with the renewal of the Program.

3. Representations and Warranties. Each party hereby represents and warrants that the execution, delivery and performance of this Amendment by it has been duly authorized by all necessary or proper action on the part of such party and that this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the conflicts of law principles of such State, other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

5. Effective Date. This Amendment is executed to be effective as of June 25, 2007, and is incorporated into and made a part of the Program Agreement.

6. Effect of Amendment. All terms and conditions of the Program Agreement not expressly modified hereby remain in full force and are hereby ratified by the parties. Unless otherwise specified herein, the Program Agreement shall be deemed to be amended pursuant to the terms hereof on and as of the date hereof. To the extent of any inconsistency between the terms of this Amendment and the Program Agreement, the terms and conditions of this Amendment will prevail.

7. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment on the dates set forth below but effective for all purposes as of the Effective Date.

GENERAL ELECTRIC CAPITAL		GE CAPITAL INFORMATION
CORPORATION		TECHNOLOGY SOLUTIONS, INC.
By:	/s/ Diane L. Cooper	By:	/s/ Diane L. Cooper

Title:	Vice President	Title:	Vice President

Date:	June 26, 2007	Date:	June 26, 2007

IKON OFFICE SOLUTIONS, INC.

By:	/s/ Michael J. Keenan

Title:	Vice President

Date	June 26, 2007